As filed with the Securities and Exchange Commission on October 22, 2004

Registration No. 333-119470

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

General Motors Acceptance Corporation

A Delaware Corporation—I.R.S. Employer No. 38-0572512

General Motors Acceptance Corporation 200 Renaissance Center Detroit, Michigan 48265 (313-556-5000)	Agent For Service Jerome B. Van Orman, Jr., Vice President General Motors Acceptance Corporation 200 Renaissance Center Detroit, Michigan 48265 (313-665-6266)

Approximate date of commencement of proposed sale to the public: As soon as practicable on or after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Variable Denomination Adjustable Rate Demand Notes	$3,000,000,000	100%	$3,000,000,000	$380,100

Or, if any Demand Notes are issued at an original issue discount, such greater principal amount as shall result in an aggregate initial offering price of $15,000,000,000.

(1)	This registration statement covers all investments in the GMAC Variable Denomination Adjustable Rate Demand Notes, with fees based on the total amount of the Demand Notes outstanding not exceeding $15 billion at a particular time.
(2)	Estimated solely for the purpose of determining the amount of the registration fee.

Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus included in this Registration Statement also relates to Demand Notes of the Registrant registered and remaining unissued on October 22, 1985 (Registration No. 2-99057), April 9, 1986 (Registration No. 33-4661), June 30, 1986 (Registration No. 33-6717), February 24, 1987 (Registration No. 33-12059), December 30, 1988 (Registration No. 33-26057), October 17, 1989 (Registration No. 33-31596), June 9, 1998 (Registration No. 333-56431), March 31, 2000 (Registration No. 333-33652), October 20, 2003 (Registration No. 333-108862) and December 19, 2003 (Registration No. 333-111380).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

$15,000,000,000

General Motors Acceptance Corporation

GMAC Demand Notes

The GMAC Demand Notes are designed to provide investors with a convenient means of investing funds directly with GMAC. The Demand Notes pay a floating rate of interest that is always above the most recent seven-day average yield (simple) on taxable U.S. money market funds as published in the Money Fund Report Averages™ All Taxable. The interest rate is determined each Friday by the GMAC Demand Notes Committee, with any change in the rate effective on the following Monday. The initial interest rate applicable to the Demand Notes and all subsequent changes to the initial interest rate will be disclosed in prospectus supplements filed in accordance with Rule 424(b). The Demand Notes are in book-entry form and have no stated maturity. Your Demand Notes are redeemable by you on your demand.

RISK FACTORS

An investment in Demand Notes involves risks. Prospective investors in Demand Notes should consider carefully the risk factors described below, as well as the other information contained or incorporated by reference in this prospectus. Prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in the Demand Notes and the suitability of the investment in light of their particular circumstances.

•	The Demand Notes are unsecured and unsubordinated debt obligations of GMAC ranking equally with all of our other unsecured and unsubordinated obligations (other than obligations preferred by mandatory provisions of law). The Demand Notes are not obligations of or guaranteed by General Motors Corporation, Mellon Bank, N.A., the Processing Agent for the Demand Notes, or any other company. Only the assets of GMAC are available for the payment of principal and interest. It is possible for investors to lose their investment if GMAC is unable to pay its obligations.

•	The Demand Notes do not have the protection of the Federal Deposit Insurance Corporation or any other insurance. An investment in Demand Notes does not create a checking, bank account or depositor relationship between you and GMAC or Mellon Bank, N.A., acting as Processing Agent for the Demand Notes.

•	The credit ratings of GMAC are an assessment of our ability to pay our obligations. The credit ratings of GMAC may not reflect all risks of your investment in the Demand Notes.

•	The Demand Notes are not subject to the requirements of the Investment Company Act of 1940 (including diversification of investments) or the Employee Retirement Income Security Act of 1974.

•	The Demand Notes are not a money market fund, which is generally a diversified fund consisting of investments in short term debt securities of many companies.

•	The Demand Notes are not listed on any securities exchange and there is no secondary market for the Demand Notes.

•	Demand Notes are not assignable, transferable or negotiable.

You may invest in the Demand Notes by completing the investment form accompanying this prospectus and by sending your investment by one of the methods described in this prospectus under the heading “How to Invest”.

The Demand Notes are offered on a continuous basis and Demand Notes registered on December 19, 2003 (Registration No. 333-111380) and all Registration Statements filed previously, together with the additional Demand Notes registered on November 1, 2004 (Registration No. 333-119470) represent the maximum aggregate principal amount of Demand Notes which are expected to be offered for sale. No commissions are payable by GMAC on sales of the Demand Notes. GMAC reserves the right to withdraw, cancel or modify the offer to sell Demand Notes at any time without notice. GMAC has the sole right to accept offers to purchase Demand Notes and may reject any proposed purchase of Demand Notes in whole or in part.

For information regarding:

the Demand Notes, please call 1-800-684-8823;

the current interest rate on the Demand Notes, please call 1-800-426-8323;

an additional Prospectus, please call 1-888-271-4066 or download from www.demandnotes.com.

GMAC, please see our internet site at www.gmacfs.com or see “Where You Can Find More Information” on Page 6 hereof.

Please read the Prospectus carefully and retain for

future reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

November 1, 2004

DEMAND NOTES SUMMARY

Issuer	General Motors Acceptance Corporation
Principal Executive Offices of GMAC	200 Renaissance Center, Detroit, Michigan 48265 (Tel. No. 313-556-5000).
Title	Demand Notes.
Amount	Up to $15,000,000,000 aggregate initial offering price.

Investment Options

•	Check—see page 10;
•	Wire transfer—see page 10;
•	Automatic monthly or periodic electronic transfer from a bank account(s)—see page 11;
•	Direct Investment of net paycheck, Social Security, pension check or other regularly recurring check—see page 11; and
•	GM payroll and GM pension deduction—see page 11.

Redemption Options

•	Writing a check of $250 or more—see page 13;
•	Wire transfer of $1,000 or more—see page 13;
•	Automatic monthly or quarterly redemption of specified amounts—see page 14;
•	Automatic monthly interest redemption—see page 14.
•	Adhoc ACH transfer of $250 or more—see page 14;
Status

The Demand Notes are unsecured and unsubordinated debt obligations of GMAC ranking equally with all of our other unsecured and unsubordinated obligations (other than obligations preferred by mandatory provisions of law). The Demand Notes are not obligations of or guaranteed by the Corporation, Mellon Bank, N.A., the Processing Agent for the Demand Notes, or any other company. The Demand Notes are not insured by the Federal Deposit Insurance Corporation or any other insurance. An investment in Demand Notes does not create a checking, bank account or depositor relationship between you and GMAC or Mellon Bank, N.A., the Processing Agent for the Demand Notes.

Ranking

GMAC has outstanding approximately $165,072 million in unsecured debt obligations as of June 30, 2004, that rank equally with the Demand Notes. GMAC itself has not issued any secured debt or securities that have priority over the Demand Notes. However, as of June 30, 2004, subsidiaries of GMAC have incurred $80,067 million in obligations, a substantial majority of which are not recourse to GMAC but are secured by assets of subsidiaries of GMAC. To the extent there is recourse to GMAC, the obligations are unsecured and on par with the Demand Notes. These secured obligations of subsidiaries are reflected on GMAC’s consolidated balance sheet as secured debt of GMAC and its consolidated subsidiaries.

Maturities	The Demand Notes mature on demand.
Interest

The Demand Notes pay a floating rate of interest that is always above the most recent seven-day average yield (simple) on taxable U.S. money market funds as published in the Money Fund Report Averages™ All Taxable.*Demand Notes are not a money market fund, which is generally a diversified fund consisting of investments in short term debt securities of many companies. Demand Notes are solely the debt obligation of GMAC.—see page 9.

Principal	The principal amount of your Demand Notes is equal to the total amount of your investments plus accrued and reinvested interest, less fees, if any, and your redemptions.

Service Fees

Service fees will be assessed only for checks written by you for insufficient funds or in amounts of less than the $250 minimum, stop payments requested by you, and for bank checks requested by you and issued by Mellon Bank, N.A.—see page 9.

Processing Agent	Mellon Bank, N.A.

Processing Agent and Correspondence Address	Mellon Bank, N.A., c/o Mellon Investor Services, P.O. Box 3425, South Hackensack, NJ 07606-3425

Investments by Mail Address	GMAC Demand Notes, Mellon Bank, N.A., c/o Mellon Financial Corporation, P.O. Box 535006, Pittsburgh, PA 15253-5006

Redemption at Option of GMAC	The Demand Notes may be redeemable by GMAC—see page 15.

Form of Demand Notes	The Demand Notes are offered in the United States by prospectus only. The Demand Notes are in book-entry form.

Taxation

Interest earned on Demand Notes is subject to taxation by the United States and may be subject to taxation by other U.S. or non-U.S. taxing jurisdictions. Backup withholding and information reporting may apply to certain persons.—see page 19.

Trustee	U.S. Bank Trust National Association, 535 Griswold, Suite 550, Detroit, Michigan 48226, under an Indenture dated as of October 15, 1985, as amended.

Unless the context indicates, the words “GMAC”, the “Company”, “we”, “our”, “ours”, and “us” refer to General Motors Acceptance Corporation.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information or to make any additional representations. We are not making an offer of any securities other than the Demand Notes. We are not making an offer of the Demand Notes in any state or jurisdiction where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

The distribution of this prospectus and the offering of the Demand Notes may be restricted in certain jurisdictions. You should inform yourself about and observe any such restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

The information in this prospectus is directed to you if you are a resident of the United States. We do not claim any responsibility to advise you if you are a resident of a country other than the United States with respect to any matters that may affect the purchase or redemption of any Demand Notes or any accrued interest on your Demand Notes. If you are not a resident of the United States, you should consult your own legal, tax and financial advisors with regard to these matters.

PRINCIPAL EXECUTIVE OFFICES

Our principal executive offices are located at 200 Renaissance Center, Detroit, Michigan 48265, and our telephone number is 313-556-5000.

WHERE YOU CAN FIND MORE INFORMATION

The Demand Notes are a debt instrument of GMAC and only GMAC’s assets are available to pay the principal and interest payable on the Demand Notes. We file annual, quarterly, and special reports and other information with the Securities and Exchange Commission (the “SEC”). You can learn complete information concerning GMAC by reading these periodic reports. You may read and copy any document that we file at the Public Reference Room of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect our filings at the Regional Offices of the SEC located at 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604, and 233 Broadway New York, New York 10279. You may also request copies of our documents upon payment of a duplicating fee, by writing to the SEC’s Public Reference Room. In addition, the SEC maintains an Internet site at www.sec.gov that contains reports and other information regarding registrants that file electronically, including GMAC. We are not incorporating the contents of the SEC website into this prospectus. Reports and other information can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form S-3 (together with all amendments and exhibits, the “registration statement”) under the Securities Act of 1933, as amended (the “Securities Act”) with respect to the securities. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. Certain parts of the registration statement are omitted from the prospectus in accordance with the rules and regulations of the SEC.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below and any future filings made with the SEC by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) until we sell all of the securities, except as noted below. These documents contain important information about GMAC and its finances.

SEC Filings	Period
Annual Report on Form 10-K	Year ended December 31, 2003
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2004 and June 30, 2004
Current Reports on Form 8-K

Filed January 20, 2004*, February 11, 2004, April 20, 2004*, April 29, 2004*, April 30, 2004, July 21, 2004*, August 31, 2004*, October 14, 2004*, October 15, 2004, October 18, 2004 and October 19, 2004*

*

This asterisk indicates reports submitted to the Securities and Exchange Commission which include information “furnished” pursuant to Items 2.02, 7.01, 9 and 12 of Form 8-K, which pursuant to General Instruction B of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934. The information furnished pursuant to Items 2.02, 7.01, 9 and 12 in such reports is not subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, is not incorporated into this prospectus and GMAC does not intend to incorporate these reports by reference into any filing under the Securities Act or the Exchange Act.

You may request a copy of the documents incorporated by reference in this prospectus, except exhibits to such documents, unless those exhibits are specifically incorporated by reference in such documents, at no cost, by writing or telephoning the office of L.K. Zukauckas, Vice President and Corporate Controller, at the following address and telephone number:

General Motors Acceptance Corporation

200 Renaissance Center

Mail Code: 482-B08-A36

Detroit, Michigan 48265

Tel: (313) 665- 4327

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus may include or incorporate by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments that we expect or anticipate will or may occur in the future, references to future success and other matters are forward-looking statements, including statements preceded by, followed by or that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “intends,” “anticipates,” “continues,” “forecasts,” “designed,” “goal” or the negative of those words or other comparable words.

These statements are based on GMAC’s current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including:

•	changes in economic conditions, currency exchange rates, significant terrorist attacks or political instability in the major markets where we operate;

•	changes in the laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may affect the production, licensing, distribution or sale of our products, the cost thereof or applicable tax rates;

•	the threat of terrorism, the outbreak or escalation of hostilities between the United States and any foreign power or territory and changes in international political conditions may continue to affect both the United States and the global economy and may increase other risks; and

•	we may face other risks described from time to time in periodic reports that we file with the SEC.

Consequently, all of the forward-looking statements made in this prospectus and the accompanying documents are qualified by these cautionary statements and there can be no assurance that the actual results or developments that we anticipate will be realized or, even if realized, that they will have the expected consequences to or effects on us. The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. We do not, however, undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents the ratio of our earnings to fixed charges for the periods indicated:

Six months ended June 30, 2004	Years Ended December 31
	2003	2002	2001	2000	1999
1.59	1.57	1.43	1.37	1.30	1.37

The schedule containing the calculation of the ratio of earnings to fixed charges for the six months ended June 30, 2004 and the years ended 1999–2003 is included as an exhibit to the registration statement of which this prospectus is a part and is incorporated in this prospectus by reference.

USE OF PROCEEDS

We will add the proceeds from the sale of the Demand Notes to the general funds of GMAC and they will be available for general corporate purposes, including the purchase of receivables, the making of loans, the repayment of existing indebtedness, the reduction of short-term borrowings or for investment in short-term securities.

DESCRIPTION OF GENERAL MOTORS ACCEPTANCE CORPORATION

General Motors Acceptance Corporation, a wholly-owned subsidiary of General Motors Corporation (General Motors or GM), was incorporated in 1997 under the Delaware General Corporation Law. On January 1, 1998, the Company merged with its predecessor, which was originally incorporated in New York in 1919. The Company operates directly and through its subsidiaries and affiliates in which the Company or GM has equity investments.

GMAC’s global activities include Financing, Mortgage and Insurance operations:

•	Financing—GMAC and its affiliated companies offer a wide variety of automotive financial services to and through General Motors and other automobile dealerships. The Company also provides commercial financing and factoring services to businesses in other industries (e.g., manufacturing and apparel).

•	Mortgage—The Company’s Mortgage operations originate, purchase, service and securitize residential and commercial mortgage loans and mortgage related products.
•	Insurance—GMAC’s Insurance operations insure and reinsure automobile service contracts, personal automobile insurance coverages (ranging from preferred to non-standard risk) and selected commercial insurance coverages.

PLAN OF DISTRIBUTION

The Demand Notes are being offered on a continuous basis for sale by the Company on its own behalf directly to employees of the Company, General Motors Corporation and their respective participating subsidiaries and affiliates, to the immediate family members of such employees, to retirees who are receiving retirement benefits from General Motors Corporation or its participating subsidiaries and affiliates, to the immediate family members of such retirees, to franchised General Motors dealers, their employees and affiliates of such dealers, to the stockholders of General Motors Corporation and to certain customers of the Company and their employees and its subsidiaries as determined by the Demand Notes Committee (each an “eligible investor” and collectively the “investors”). Immediate family members are defined as the spouse, children, parents, siblings and grandparents of an employee or retiree. The Demand Notes are being offered only to persons whose registered addresses are in the United States.

No commissions are payable by GMAC on sales of the Demand Notes. We reserve the right to withdraw, cancel or modify the offer to sell Demand Notes at any time without notice. We have the sole right to accept offers to purchase Demand Notes and may reject, at our sole discretion, any proposed purchase of Demand Notes in whole or in part.

DESCRIPTION OF THE GMAC DEMAND NOTES

The following description is a summary of the Demand Notes. It is not intended to be complete and is subject to the complete text of the Program, a copy of which is filed as an exhibit to the Registration Statement filed with the SEC. A copy of the Program will be made available to you upon written request to us.

General Information

All funds invested in the Demand Notes, together with accrued interest, redemptions and fees, if any, are recorded on a register maintained by the Processing Agent. No certificate or other instrument evidencing GMAC’s indebtedness is issued to you. The Demand Notes register also includes the name(s), address(es), tax identification or Social Security Number(s) and date(s) of birth of the registered owner(s) of each Demand Notes. In addition, you may be required to provide certain other information as required by relevant law. We will not accept facsimile signatures on any checks, investment forms, account change requests or any other documents that requires a change in a Demand Notes account. Demand Notes may be held in your individual name, jointly, in a trust or custodial capacity or in the name of a corporation, business, association or LLC.

You will be provided with monthly statements showing a summary of all your Demand Notes transactions. Redemption checks which you write will not be returned to you, but the check number and the amount of each cashed check will be indicated on your statement.

You will be able to obtain your current Demand Notes balance at any time by calling toll free 1-800-684-8823 or accessing our website at www.demandnotes.com.

The Demand Notes have no stated maturity and may be redeemed at your option; provided, however, that redemptions are subject to certain minimum amounts. (See “How to Redeem—page 12.) The Demand Notes are not subject to any sinking fund.

The Demand Notes are not and will not be listed on any securities exchange and there is no secondary market for them.

We have no right of set-off against your Demand Notes for indebtedness not related to your Demand Notes. We have the right to deduct from the principal amount of your Demand Notes any amounts invested by us in error. In addition, we may, in our sole discretion, put a block on your Demand Note in connection with an Internal Revenue Service notice, court order or pursuant to any other legal or governmental action or requirement.

We may from time to time enter into one or more supplemental indentures, without the consent of investors in the Demand Notes, providing for the issuance of Demand Notes under the Indenture in addition to the aggregate principal amount authorized thereunder on the date of this Prospectus. By investing in Demand Notes, you accept and agree to all provisions of the Program, as summarized in this Prospectus.

We may request a signature guarantee to add or change your registration, investment options or redemption options on your Demand Notes. A signature guarantee is obtainable from a bank or financial institution. The signature guarantee is designed to protect you and your Demand Notes from unauthorized changes by unauthorized persons. A notary stamp does not meet the requirement for a signature guarantee.

Administration

We have established a Demand Notes Committee consisting of persons appointed by the Executive Committee of GMAC’s Board of Directors. The members of the Demand Notes Committee do not receive any compensation for their services as such but they may be officers, directors or employees of GMAC or any of its subsidiaries. The current Demand Notes Committee members are the Executive Vice President and Chief Financial Officer, the Vice President — Global Borrowings, and the Vice President — U.S. Funding and Global Markets., all at 200 Renaissance Center, Detroit, Michigan 48265. The Demand Notes Committee members serve at the pleasure of the Executive Committee of the Board of Directors until their resignation or removal from office by the Executive Committee.

The Demand Notes Committee has the full power and authority to amend the Program, to interpret its provisions, to adopt rules and regulations in connection with the Demand Notes, and to set and adjust the rate of interest to be paid on the Demand Notes.

We have appointed Mellon Bank, N.A. as Processing Agent to handle the day-to-day administration of the Demand Notes. See “Processing Agent.”

Interest Rate

The Demand Notes pay interest at a floating rate as determined by the Demand Notes Committee. The interest rate on the Demand Notes is subject to change on Friday of each week, with any change being effective the following Monday. In deciding on the interest rate, the Demand Notes Committee examines the level and the changes in interest rates that occur from time to time. However, at all times, the interest rate on the Demand Notes will be greater than the most recent seven-day average yield (simple) on taxable money market funds in the United States as published in the Money Fund Report Averages™ All Taxable.* You should note that Demand Notes are not a money market fund which is generally a diversified fund consisting of investments in short term debt securities of many companies. Demand Notes are solely the debt obligation of GMAC. The rate of interest paid for any period in the Demand Notes is not an indication or representation of future rates of interest to be paid on the Demand Notes. If in any week the Money Fund Report Averages™ All Taxable is not available or publication of such seven-day average is suspended, the seven-day average yield at such time will be an approximately equivalent rate determined by the Demand Notes Committee. The Demand Notes Committee has the authority to provide for differing interest rates based on, among other criteria, the size of individual Demand Notes. The Demand Notes Committee has no present intention to have multiple interest rates; but if it decides to do so, you will be notified by mail.

Interest on the Demand Notes accrues in accordance with the provisions governing the different methods of investing in Demand Notes, as described under “How to Invest.” Interest on the Demand Notes is compounded daily, at the rate in effect each day, based on a 365-day year. During a leap year the interest on the Demand Notes is compounded daily, at the rate in effect each day, based on a 366-day year. Interest payable on the Demand Notes accrues daily and will be credited to your Demand Notes on the last day of each calendar month. You may obtain the current interest rate at any time by calling 1-800-426-8323 or by accessing our website at www.demandnotes.com.

*Money	Fund Report is a service of iMoneyNet, Inc. Money Fund Report states that the yield information obtained from money market funds is screened by the publisher, but no guarantee of the accuracy of the information is made by us.

Fees

We will not charge you a Demand Notes maintenance or management fee nor will we charge you for checks, check redemptions or wire redemptions. You may, however, be charged a fee by your commercial bank or financial institution if you make an investment or receive a redemption amount by ACH or wire transfer. In addition, you may incur a charge in obtaining any applicable signature guarantee. We will charge you for fees for checks returned for insufficient funds, stop payment requests, official bank checks (OBC’s), cashier checks and checks written for less than the $250 minimum requirements and these fees will be directly debited from your Demand Notes.

HOW TO INVEST

You may invest in Demand Notes at any time, without charge, by check, by wire transfer, by charge to your bank account (ACH) or by any other means permitted by the Demand Notes Committee. The minimum initial investment is $1,000. To invest in a Demand Notes, you must complete the investment form accompanying this Prospectus and provide a personal check. The minimum amount for subsequent investments is $50. You will be required to maintain a minimum $1,000 investment balance in each of your Demand Notes — see “Optional Redemptions By GMAC — Investor Balance Below Demand Notes Minimum”. All your investments are required to be in U.S. dollars and investments by check must be drawn on a financial institution incorporated in the United States. We will reject all checks drawn on a foreign bank or a United States branch of a foreign bank.

The maximum balance of all your Demand Notes having the same social security or tax identification number cannot exceed $15,000,000. We reserve the right to redeem at our sole discretion your Demand Notes for any amount in excess of $15,000,000. Such amount redeemed will be in the form of a check (less a service fee) mailed to your address of record or an ACH transfer (using the designated bank instructions on file).

For purposes of the Demand Notes, a “Business Day” is a day on which Mellon Bank, N.A., Processing Agent, and the Federal Reserve Bank of Cleveland are fully open for business. We reserve the right at any time, and for any reason, to modify, suspend or terminate any of the investment methods described below.

Investments by Check

Your initial investment (personal checks only) must be accompanied by a properly completed investment form. Your subsequent investments by check must include your investor name and 14 digit Demand Notes number assigned to you by Mellon Bank, N.A. Initial and subsequent investments by check that are received and processed by the Processing Agent before 10 a.m. Eastern Time are invested in your Demand Notes on the same Business Day as your check is received. Your initial investment by check is to be made payable to “GMAC Demand Notes” and mailed to GMAC Demand Notes 154-0510, Mellon Bank, N.A., c/o Mellon Financial Corporation, P.O. Box 535030, Pittsburgh, PA 15253-5030. Your subsequent investments by check is to be made payable to “GMAC Demand Notes” and mailed to GMAC Demand Notes, 154-0510, Mellon Bank, N.A., c/o Mellon Financial Corporation, P.O. Box 535006, Pittsburgh, PA 15253-5006. Initial and subsequent investments by check that are received and processed by the Processing Agent after 10 a.m. Eastern Time are invested in your Demand Note on the next Business Day after the date of the check’s receipt. Interest begins to accrue on the day your check is invested. Neither the Processing Agent nor GMAC are responsible for delays in the receipt of checks mailed to Mellon Bank, N.A. Your investment made by check is available for redemption on the sixth Business Day after the Processing Agent invests your check. You can confirm the date your investment was made by calling the automated phone system of the Processing Agent at 1-800-684-8823 or by accessing the Demand Notes website at www.demandnotes.com.

Investments by Wire Transfer

Once you have made your initial Demand Notes investment, you may make subsequent investments by transferring funds via bank wire. You may instruct your bank to wire the funds to Mellon Bank, N.A. (ABA No. 043000261). The bank wire must include the designation “GMAC Demand Notes,” your name (as registered on your Demand Notes) and address, your tax identification or Social Security number, and your 14-digit Demand Notes number. We charge no fees for the receipt of wire transfers or ACH credits; however, your commercial bank or financial institution may charge you a fee if you make an investment by wire transfer.

An investment by wire transfer of funds is invested in your Demand Notes on the Business Day the funds are received by the Processing Agent in proper form and begin to accrue interest on that day provided the funds have been received by the Processing Agent by

2:00 p.m. Eastern Time. Funds received after 2:00 p.m. Eastern Time are invested and begin to accrue interest on the next business day. Neither the Processing Agent nor GMAC is responsible for delays in the transfer and wiring of funds. Your investment made by wire transfer is available for redemption on the same Business Day the Processing Agent invests your wire transfer into your Demand Notes. You can confirm the date your investment was made by calling the automated phone system of the Processing Agent at 1-800-684-8823 or by accessing the Demand Notes website at www.demandnotes.com.

Investments by Automatic Monthly or Periodic Electronic Transfer from a Bank Account

You may elect to authorize the Processing Agent to make an automatic monthly charge of $50 or more from your personal banking account. Upon receipt of proper written authorization, the Processing Agent will prepare an electronic transfer drawn against your bank account for the amount authorized and on the Business Day you have requested. The proceeds from the electronic transfer are invested in your Demand Notes and begins to accrue interest on the same Business Day that the Processing Agent receives the electronic transfer. If the transfer day falls on a weekend, the transfer will be initiated on the next Business Day; provided, however, if such ACH auto investment is set for the last weekend of a month, the investment will be made on the last Business Day of that month.

You may elect up to two transfer dates for any amount of $50 or more using up to two different bank accounts. Your investments made by electronic transfer are available for redemption on the sixth Business Day after the Processing Agent invests your electronic transfer. You can confirm the date your investment was made by calling the automated phone system of the Processing Agent at 1-800-684-8823 or by accessing the Demand Notes website at www.demandnotes.com.

To establish the automatic monthly or periodic charge to your checking account, you must elect this option(s) on your investment form or obtain the necessary authorization form directly from the Processing Agent or from our website at www.demandnotes.com. You may change the amount(s) or day of transfer of your automatic monthly investment (subject to the $50 monthly minimum) or terminate your automatic or periodic investment entirely at any time by providing written notice to the Processing Agent. Your notice is effective as soon as practicable after its receipt by the Processing Agent. There is a 10 business day set-up period each time you add, change or terminate the banking instruction(s) for either of the above investment options.

A COMPLETE DISCUSSION OF YOUR RIGHTS AND RESPONSIBILITIES IF YOU USE ELECTRONIC FUNDS TRANSFERS IS CONTAINED IN APPENDIX A HERETO.

Investments by Direct Investment of Net Paycheck, Pension or Social Security Check

You may elect to invest in Demand Notes by instructing your place of employment, or the Social Security Administration, to invest your entire paycheck, pension, Social Security or other recurring check directly into your Demand Notes. Interest begins to accrue on the day your investment is received. Your investment by direct investment of net paycheck, pension or Social Security check is available for redemption on the same Business Day the Processing Agent invests your recurring check. To terminate your direct investments, you must notify the issuer(s) of such check(s). You may elect this option after you have made your initial investment in Demand Notes.

Investments by Deduction From GM Payroll or GM Pension

This option is available to you only if you are an employee of a company participating in Demand Notes payroll deductions through any General Motors Corporation compensation system. You may elect this option after you have made your initial investment in Demand Notes.

Your investments by GM payroll or GM pension deduction must be specified as a fixed dollar amount. Your minimum investment by payroll deduction is $50 per month. If you are paid weekly, the minimum investment is $11.50 per week, your payroll deduction investment is invested in your Demand Notes on the last business day of the week in which the paycheck is issued, and interest begins to accrue on that day. If you are paid on other than a weekly basis, your payroll deduction investment, which must total $50 or more per month, is invested in your Demand Notes and begins to accrue interest on the payday it was withheld. Your pension deduction investment is invested in your Demand Notes and begins to accrue interest on the first Business Day of each month you receive retirement benefits. Your investment by deduction from GM payroll or pension is available for redemption on the same Business Day the Processing Agent invests your recurring check. The Demand Notes Committee may authorize changes in the minimum monthly and weekly investment from time to time.

Investments by deduction from a GM payroll or pension are available for redemption the same Business Day that the Processing Agent receives your investment.

Unless otherwise permitted by the Demand Notes Committee, an employee may make investments by payroll or pension deduction in only one Demand Notes. No deduction will be made in any period in which an employee is not receiving a salary, wage or pension benefit.

Subject to the foregoing provisions and this paragraph, the deduction amount authorized by an employee may be changed or stopped at any time through the automated phone system at 1-800-684-8823. Your change in deduction will be effective within a reasonable amount of time after the Processing Agent receives it.

In addition, a retiree is only entitled to receive pension benefits terminating with the last monthly payment preceding the retiree’s death. We will refund any pension deduction(s) made subsequent to the retiree’s death to the Trustee for the General Motors Pension Plan or other General Motors subsidiary pension plan and redeem an amount equal to such refund from the deceased retiree’s Demand Notes. If the amount of the redemption exceeds the principal amount in the deceased retiree’s Demand Notes, the retiree’s estate will be liable to GMAC for the difference between the amount of the redemption and the amount of the pension deduction to be refunded to the retiree’s pension plan.

A COMPLETE DISCUSSION OF YOUR RIGHTS AND RESPONSIBILITIES IF YOU USE ELECTRONIC FUNDS TRANSFERS IS CONTAINED IN APPENDIX A HERETO.

HOW TO REDEEM

You may redeem all or part of your Demand Notes by following the procedures described below. If the amount to be redeemed represents an investment made by check or charge to your bank account, the redemption instructions will not be honored if the instructions are received within five business days from the investment day of that investment check or electronic transfer. We reserve the right at any time to modify, suspend or terminate any of the redemption methods described below. No redemption proceeds are paid in cash. Interest on a redeemed investment accrues to, but does not include, the date of redemption.

A signature guarantee may be required in certain circumstances in order for you to add or change your redemption options. Our purpose in requiring a signature guarantee is to prevent potential fraud or misrepresentation and is for your protection. A signature guarantee must be signed by an authorized signatory and the statement “Signature Guaranteed” must appear with the signature. A notarized signature is not a signature guarantee. In certain instances, additional documentation may be required including, but not limited to, copies of trust instruments, birth certificates, death certificates, or court appointments as executor or administrator. Any request for a change to your method of redemption or notice regarding your Demand Notes must be mailed to the Processing Agent’s correspondence address at the GMAC Demand Notes, Mellon Bank, N.A., c/o Mellon Investor Services, P.O. Box 3425, South Hackensack, NJ 07606-3425.

Redemption by Written Check

Each Demand Notes will be provided with a free supply of checks. You may redeem your Demand Notes by writing a check, payable to the order of anyone, in an amount of $250 or more. If the amount of the redemption check is greater than the balance in your Demand Notes or is for less than $250, the check will not be honored and a fee will be debited from your Demand Notes by the Processing Agent. Checks are deposited and processed through normal bank clearing systems. There is no limit on the number of checks you may write. We will not accept facsimile signatures on checks.

Where there is more than one registered owner of a Demand Notes, only the signature of one registered owner is required on the check. When your check is presented to the Processing Agent for payment, the Processing Agent redeems your Demand Notes in an amount sufficient to cover the check. If you request a stop payment of a check, GMAC assesses a service charge for each stop payment request made and such fee will be debited from your Demand Note by the Processing Agent. The Processing Agent may review any Demand Notes check to verify its validity. Your stop payment will be acted upon without verification or confirmation by the Company or the Processing Agent.

Redemption by Wire

If you select this option on the investment form, you may redeem your Demand Notes during the Processing Agent’s regular business hours but prior to 2:00 p.m. Eastern Time, by having redemption proceeds of $1,000 or more wired to a pre-designated bank account. By use of this option, you authorize the Processing Agent to act on telephone or written redemption instructions from any person or persons representing themselves to be the registered owners of the Demand Notes. The Processing Agent’s record of your instructions is binding.

To select the Redemption by Wire option, you must designate on the investment form an account at a bank in the United States to receive the redemption proceeds. You must also provide the Processing Agent with a voided specimen check or deposit slip from such bank. Once established, you may utilize this option by calling the Processing Agent toll free at 1-800-684-8823 during regular business hours and prior to 2:00 p.m. Eastern Time.

Upon receipt of wire redemption instructions, the Processing Agent will redeem your Demand Notes sufficient to cover the amount specified in your wire redemption instructions. If the redemption instructions are received by 2:00 p.m. Eastern Time on any business day, the Processing Agent will wire the redemption proceeds to the pre-designated bank account on the same Business Day. If the redemption instructions are received after 2:00 p.m. Eastern Time on any Business Day, the Processing Agent will wire the redemption proceeds to the pre-designated bank account on the next Business Day.

You may add or change the Redemption by Wire instructions only upon written request to the Processing Agent accompanied by a signature guarantees of each registered owner (including joint owners) of the Demand Notes.

Neither the Processing Agent nor GMAC is responsible for delays in the wiring of funds through the bank -

ing system or for the authenticity of telephone redemption instructions.

Automatic Monthly or Quarterly ACH Redemption or Monthly Interest ACH Redemption

If you select this option on the investment form, you authorize the Processing Agent to automatically redeem (a) on a monthly or quarterly basis a specified part of your Demand Notes (minimum $100) or (b) on a monthly basis, the interest accrued and posted to your Demand Notes. These options are available only if your Demand Notes has a balance of $5,000 or more and there are designated bank account instructions for redemption by ACH on file.

On the last day of each month or quarter, as you will have specified, the Processing Agent will redeem your Demand Notes by an amount equal to the redemption amount that you have specified (minimum $100) or, if you have elected monthly interest redemption, the interest amount that would have been credited to your Demand Notes for that month. The Processing Agent will send, via ACH transfer, the funds to your designated bank account. The funds will settle on the second Business Day following the date of request. This option will only be available if you have designated bank account instructions on file.

If on the predetermined date for any monthly, quarterly or Monthly Interest redemption, your Demand Notes does not have a principal balance of $5,000 or more, the Processing Agent will not honor the redemption. You may terminate the Automatic Monthly or Quarterly ACH Redemption Option or Monthly Interest ACH Redemption Option by providing written notice to the Processing Agent. Such notice is effective as soon as practicable after receipt by the Processing Agent.

You may also request the Automatic Monthly or Quarterly ACH Redemption or Monthly Interest ACH Redemption Option after you have submitted the investment form by providing the Processing Agent with a written request to add the desired automatic redemption option to the Demand Notes and by providing a set of bank account instructions. Your written request requires the signatures of all registered owners (including joint owners) of the Demand Notes exactly as the name(s) appear on the Demand Notes investment form and each signature must have a signature guarantee from a banking or financial institution.

Adhoc ACH Redemption

If you select this option, you authorize, either through the automated phone system or through a customer service representative, the Processing Agent to redeem your Demand Notes (minimum $250) by an amount specified by you on that day. If the ACH redemption request is received by 8:30 a.m. Eastern Time on any Business Day, then the funds will settle on the second business day following such request. If the request if received by the Processing Agent after 8:30 a.m. Eastern Time on any Business Day, then the funds will settle on the third Business Day following the date of such request. By use of this option, you authorize the Processing Agent to act on telephone or written redemption instructions from any person or persons representing themselves to be the registered owners of the Demand Notes. The Processing Agent’s record of your instructions is binding.

A COMPLETE DISCUSSION OF YOUR RIGHTS AND RESPONSIBILITIES IF YOU USE ELECTRONIC FUNDS TRANSFERS IS CONTAINED IN APPENDIX A HERETO.

Full Redemption of a Demand Notes

You may redeem your Demand Notes in full by providing telephone or written instructions to the Processing Agent to close your Demand Notes. Written instructions must state your intention to redeem in full your Demand Notes and must be mailed to the Processing Agent at its correspondence address.

Upon receiving your instructions, the Processing Agent will redeem in full your Demand Notes, including accrued and unpaid interest to the date of redemption. The Processing Agent will send, via ACH, the redemption proceeds using the designated bank instructions for redemption on file for the Demand Notes. If there are no bank instructions on file, a bank check will be mailed to the registered address and you will be charged a service fee.

A COMPLETE DISCUSSION OF YOUR RIGHTS AND RESPONSIBILITIES IF YOU USE ELECTRONIC FUNDS TRANSFERS IS CONTAINED IN APPENDIX A HERETO.

OPTIONAL REDEMPTIONS BY GMAC

Investor Misuse of Redemption Provisions

We reserve the right to redeem immediately any Demand Notes of an investor who we believe, in our sole judgment and discretion, is abusing or misusing the redemption provisions of the Demand Notes, i.e., the writing of multiple checks where the amounts of the checks are greater than the principal amount of the Demand Notes. In such situation, we will notify the investor of our intention to redeem in full the Demand Notes on the third Business Day following the date of our notice. A final redemption check (less a service fee) or an ACH transfer (using the designated bank redemption instructions on file) will be sent to the investor in an amount equal to the principal amount of the redeemed Demand Notes, including accrued and unpaid interest. In the event that Demand Notes with a principal amount below $0 are redeemed, the investor will be liable to us for the amount required to restore the principal amount to $0 as of the date the Demand Notes were redeemed.

Investor Balance Below Demand Notes Minimum

We will redeem any particular Demand Notes that maintains a principal amount of less than $1,000 for a period consisting of the two consecutive months immediately following the month in which the average principal amount of the Demand Notes falls below $1,000. If your Demand Notes has an average principal amount of less than $1,000, you will receive written notice from us reminding you of the minimum investment requirement and providing you with the proposed date of redemption of your Demand Notes. If your Demand Notes are redeemed, you will be mailed a check (less a service fee) or receive an ACH transfer (using the designated bank redemption instructions on file) in an amount equal to the principal amount of such redeemed Demand Notes, including accrued and unpaid interest. In the event that Demand Notes with a principal amount below $0 are redeemed, you will be liable to GMAC for the amount required to restore the principal amount to $0 as of the date the Demand Notes were redeemed.

Investor Balance Above Demand Notes Maximum

We may partially redeem any particular Demand Notes that exceeds $15,000,000 where the Demand Notes have the same social security or tax identification number. If your Demand Notes is so partially redeemed by us, you will be mailed a check (less a service fee) or receive an ACH transfer (using the designated bank redemption instructions on file) in an amount equal to the principal amount above $15,000,000.

Other GMAC Redemption Option

Other than as described above, we will give you prior written notice of at least thirty days but not more than ninety days if your Demand Notes are subject to full or partial redemption. Any partial redemption of Demand Notes will be effected by lot or pro rata or by any other method that is deemed fair and appropriate by the Trustee. The notice from us will specify the effective date of redemption, the amount being redeemed and the effective date the redeemed amount will become due and payable and that interest will cease to accrue as of that date. All partial redemption notices will list the remaining principal amount of your Demand Notes. The full or partial Demand Notes being redeemed, plus accrued and unpaid interest thereon to the date of redemption, will be paid by check mailed (less a service fee) to the registered owner(s) of the redeemed Demand Notes or by ACH transfer (using the designated bank redemption instructions on file). Interest on the redeemed amount will cease to accrue on and after the effective date the redeemed amount becomes due and payable.

THE INDENTURE

General Information

The Demand Notes are issued under an Indenture dated as of October 15, 1985 between GMAC and U.S. Bank Trust National Association, as successor Trustee, and all supplemental indentures thereto. The summary description of the Demand Notes contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the detailed provisions of the Indenture, and to the complete text of the Program, copies of which are filed as exhibits to the Registration Statement filed with the SEC.

The Demand Notes constitute unsecured and unsubordinated debt obligations of GMAC. You do not have any priority or secured claim against any of the assets of GMAC with respect to the principal amount of your Demand Notes or accrued and unpaid interest. Funds invested in the Demand Notes are not subject to the protection of the Federal Deposit Insurance Corporation or any other insurance.

Limitation on Liens

GMAC will not at any time pledge or otherwise subject to any lien any of its property or assets without thereby expressly securing the due and punctual payment of the principal of and interest on the Demand Notes equally and ratably with any and all other obligations and indebtedness secured by such pledge or other lien, so long as any such other obligations and indebtedness shall be so secured. This restriction shall not apply to:

(1) the pledge of any assets to secure any financing by GMAC of the exporting of goods to or between, or the marketing thereof in, foreign countries (other than Canada), in connection with which GMAC reserves the right, in accordance with customary and established banking practice, to deposit, or otherwise subject to a lien, cash, securities or receivables, for the purpose of securing banking accommodations or as the basis for the issuance of bankers’ acceptances or in aid of other similar borrowing arrangements;

(2) the pledge of receivables payable in foreign currencies (other than Canadian dollars) to secure borrowings in foreign countries (other than Canada);

(3) any deposit of assets of GMAC with any surety company or clerk of any court, or in escrow, as collateral in connection with, or in lieu of any bond on appeal by us from any judgment or decree against it, or in connection with other proceedings in actions at law or in equity by or against GMAC;

(4) any lien or charge on any property, tangible or intangible, real or personal, existing at the time of acquisition of such property (including acquisition through merger or consolidation) or given to secure the payment of all or any part of the purchase price thereof or to secure any indebtedness incurred prior to, at the time of, or within 60 days after, the acquisition thereof for the purpose of financing all or any part of the purchase price thereof; and

(5) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien, charge or pledge referred to in the foregoing (1) to (4) inclusive of this paragraph; provided, however, that the amount of any and all obligations and indebtedness secured thereby will not exceed the amount thereof so secured immediately prior to the time of such extension, renewal or replacement, and that such extension, renewal or replacement will be limited to all or a part of the property which secured the charge or lien so extended, renewed or replaced (plus improvements on such property).

Merger and Consolidation

The Indenture provides that GMAC will not merge or consolidate with another corporation or sell or convey all or substantially all of its assets unless either GMAC is the continuing corporation or the new corporation shall expressly assume the interest and principal due under the Demand Notes. In either case, the Indenture provides that neither GMAC nor a successor corporation may be in default of performance immediately after a merger or consolidation. Additionally, the Indenture provides that in the case of any such merger or consolidation, either GMAC or the successor company may continue to issue Demand Notes under the Indenture.

Events of Default

The following events are defined in the Indenture as “Events of Default”:

•	failure to pay all or any part of the principal of or interest on any Demand Notes as and when the same will be due and payable (subject to certain exceptions described in the Indenture);

•	failure to perform or observe any other covenants or agreements in the Indenture or the Program for thirty days after written notice; and

•	certain events of bankruptcy, insolvency or reorganization.

The Indenture provides that the Trustee will, within ninety days after the occurrence of a default, give investors notice of all uncured defaults known to it (the term default to include the events specified above without grace periods); provided, however, that except in the case of default in the payment of the principal of or interest on any of the Demand Notes, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the investors.

We are required to furnish to the Trustee annually a statement of certain officers of GMAC stating whether or not to their knowledge we are in default in the performance and observance of certain terms of the Indenture and, if we are in default, specifying each such default.

Investors holding a majority in aggregate principal amount of the Demand Notes then outstanding have the right to waive certain defaults and, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Indenture provides that, in case an Event of Default will occur (which will not have been cured or waived), the Trustee is required to exercise such of its rights and powers under the Indenture, and to use the degree of skill and care in their exercise, that a prudent man would exercise or use under the circumstances in the conduct of his own affairs, but otherwise need only perform such duties as are specifically set forth in the Indenture. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the investors unless they will have offered to the Trustee reasonable security or indemnity.

Concerning the Trustee

U.S. Bank Trust National Association is the Trustee under the Indenture. U.S. Bank Trust National Association acts as depository for funds of, makes loans to, and performs certain other services for, GMAC and certain of its affiliates in the normal course of its business. As trustee of various trusts, it has purchased securities of GMAC and certain of its affiliates.

Modification of the Indenture

With certain exceptions, under the Indenture, the rights and obligations of GMAC and the rights of the investors may be modified by GMAC with the consent of investors holding not less than 66 2/3% in aggregate principal amount of the Demand Notes then outstanding; but no such modifications may be made which would:

•	extend the maturity of any Demand Notes or reduce the principal amount of any Demand Notes or the accrued and unpaid interest thereon or

•	reduce the stated percentage of the Demand Notes, the consent of the investors of which is required to modify or alter the Indenture, without the consent of investors holding all of the Demand Notes then outstanding.

MODIFICATION, SUSPENSION OR TERMINATION OF PROGRAM

The Demand Notes Committee may amend or modify the Program at any time as it deems necessary or appropriate. Written notice of any material amendment or modification will be provided to investors at least fifteen days prior to the effective date of such amendment or modification. No such amendment or modification, however, will reduce the principal amount of any Demand Notes, or accrued and unpaid interest thereon, as of the effective date of such amendment or modification and no such amendment or modification will have a retroactive effect that would prejudice the rights of investors.

GMAC may terminate the Program in its entirety for any reason. We may, at our discretion, temporarily or permanently suspend the acceptance of investments in the Demand Notes without such a suspension amounting to a termination of the Program. Written notice of suspension or termination will be provided to investors at least thirty days prior to the effective date of such suspension or termination. We may omit, restrict, suspend or terminate the Program in any jurisdiction in which we, at our discretion, deem such action advisable in view of local law and regulations.

PROCESSING AGENT

GMAC has appointed Mellon Bank, N.A. to act as the Processing Agent for the Demand Notes. Services performed by the Processing Agent include:

•	investment and redemption processing and accounting;

•	preparation of Demand Notes statements and other correspondence;

•	investor servicing;

•	monthly reporting of the principal amount of Demand Notes, accrual of interest income and payment and reinvestment of interest accrued; and

•	required tax reporting and filings with the federal government.

Any determination rendered by the Demand Notes Committee in connection with the services performed by the Processing Agent is final and conclusive. For these services, we pay the Processing Agent a monthly agency and administrative fee based on the number of Demand Notes outstanding at the end of each month as well as its reasonable out-of-pocket costs (such as, but not limited to, postage, forms, telephone, and wire expenses). We pay all costs incurred by us in the offering of the Demand Notes and administration of the Program.

NOTICES AND LIMITATION OF LIABILITY

You must promptly provide the Processing Agent with notice of any change in your address. Such notice must be in writing and must include your tax identification or Social Security number, the Demand Notes number assigned by Mellon Bank, N.A. and the signatures of all registered owner(s) (including joint owners) on the Demand Notes and must be signed exactly as their name(s) appear on the Demand Notes investment form. The notice must be mailed to GMAC Demand Notes, Mellon Bank, N.A., c/o Mellon Investor Services, P.O. Box 3425, South Hackensack, NJ 07606-

3425. The notice will be effective as soon as practicable after receipt thereof by the Processing Agent.

All notices, statements and communications provided to you by us or the Processing Agent pursuant to the provisions of the Program will be deemed to have been duly given when mailed by first-class mail, postage prepaid to the registered address of the registered owner(s) and all notices sent to your current address on record with the Processing Agent shall be deemed given to you personally, whether or not actually received.

You must exercise reasonable promptness in examining each monthly Demand Note statement mailed to you to determine the accuracy of all redemptions and investments made that month to your Demand Notes. Failure to promptly report to the Processing Agent an unauthorized payment will result in your being liable for any losses resulting from the payment. A COMPLETE DISCUSSION OF YOUR RIGHTS AND RESPONSIBILITIES IF YOU USE ELECTRONIC FUNDS TRANSFERS IS CONTAINED IN APPENDIX A HERETO. In no event shall GMAC or the Processing Agent be liable to you for any special, incidental, punitive, exemplary, indirect or consequential damages as a result of any redemption or attempted redemption by you or your failure to promptly report to the Processing Agent any other error on your monthly statement. GMAC shall have all the rights of a “drawee” under the New York Uniform Commercial Code.

All notices or communications from you to us and/or the Processing Agent must include your name and address, your tax identification or Social Security number and the Demand Notes number assigned by Mellon Bank, N.A. and must be signed by all registered owner(s) (including joint owners) of the Demand Notes and must be signed exactly as the name(s) appear on the Demand Notes investment form. Such notices or communications to us must be sent to GMAC Demand Notes, General Motors Acceptance Corporation, P.O. Box 33129, 200 Renaissance Center, Detroit, Michigan 48232, and such notices or communications to the Processing Agent must be sent to GMAC Demand Notes, Mellon Bank N.A., c/o Mellon Investor Services, P.O. Box 3425, South Hackensack, NJ 07606-3425.

Neither we nor the Processing Agent shall be liable for any loss or expense to you caused directly or indirectly by government restrictions (including the suspension of banking), war, terrorism, strikes, blackouts, or any other conditions beyond our or the Processing Agent’s control.

TAXATION

The Demand Notes Program is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, nor is the Demand Notes Program subject to the Employee Retirement Income Security Act of 1974, as amended. Investments in Demand Notes are not open for Individual Retirement Accounts nor otherwise deductible for Federal income tax purposes. Interest accrued (including interest that is reinvested in Demand Notes) in your Demand Notes is taxable to you in the year in which such interest is accrued. No part of such interest is excludable from taxable income for Federal income tax purposes. Backup withholding and information reporting requirements may apply to certain non-corporate holders of Demand Notes. The interest income also may be subject to taxation by some state and local governments.

For Federal estate tax purposes, the principal amount of your Demand Notes at the time of your death will be includable in your gross estate and may be subject to the Federal estate tax. Such amount also may be subject to estate or inheritance tax in some states.

You will receive a statement from the Processing Agent in December of each year that states the full amount reported as taxable income. The Processing Agent also will file tax information returns as required by law. State and local income taxes and related tax re -

porting also may be applicable. You are individually responsible for complying with applicable Federal, state and local tax laws.

The U.S. Federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. You should consult your own tax advisor with respect to the tax consequences of owning and/or disposing of a Demand Note, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

DISPUTE RESOLUTION

By investing in Demand Notes you agree that any dispute or controversy between you and GMAC shall be subject to, and shall be exclusively submitted to, binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association. Arbitration is final and binding on the parties. By choosing arbitration, you and GMAC are each agreeing to waive its right to seek remedies in court, including the right to jury trial. Pre-arbitration discovery is generally more limited than and different from court proceedings. Arbitration must be commenced by service upon the other party of a written demand for arbitration or a written notice of intention to arbitrate.

LEGAL OPINION

The legality of the Demand Notes offered hereby will be passed upon by Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017.

The firm of Davis Polk & Wardwell acts as counsel to the Executive Compensation Committee of the Board of Directors of General Motors Corporation and has acted as counsel for General Motors Corporation and GMAC in various matters.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the consolidation of certain variable interest entities and the change in the method of accounting for goodwill and other intangible assets), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

APPENDIX A

NOTICE TO USERS OF DEMAND NOTES

ELECTRONICS FUNDS TRANSFER

Electronic Fund Transfers:

As a consumer who uses electronic funds transfer (EFT) services, you have certain rights and responsibilities. These rights and responsibilities may be defined by the Electronic Fund Transfer Act (15 U.S.C. 1693, et seq.) and Regulation E of the Federal Reserve Board. One requirement of the Act and Regulation E is that all financial institutions as defined in Regulation E must make certain disclosures to all EFT users. If the EFT transactions that you make are not from an account established primarily for personal, family or household purposes, or if the type of transaction is not otherwise governed by the Federal Electronic Funds Transfer Act, the rights described herein are not applicable to you. From time to time, your rights and responsibilities may change. You will be notified of any changes as required by applicable law.

Transfers

Electronic transfers with respect to the Demand Notes include:

–	Transfers and withdrawals by Adhoc ACH redemptions.

–	Pre-authorized transfers and redemptions.

Limitations on Automatic Transfers and Redemptions

With respect to automatic transfers from your bank account after your initial Demand Notes investment, you may elect up to two transfer dates for any amount of $50 or more using up to two different bank accounts. With respect to investments by payroll deduction after your initial Demand Notes investment, your minimum payroll deduction is $50 per month, or, if you are paid weekly, your minimum payroll deduction is $11.50 per week.

If you elect to redeem your Demand Notes by wire, the minimum amount of a wire redemption to a designated bank account is $1,000. If you elect automatic monthly or quarterly ACH redemptions, the minimum redemption amount is $100, or, if you have elected monthly interest redemptions, the minimum redemption amount is the interest amount that would have been credited to your Demand Notes for that month. If you elect Adhoc ACH redemptions, the minimum redemption amount is $250.

Stop Payments

If you have arranged for certain automatic payments, or if you have arranged for preauthorized transfers, such as payroll or pension deductions, the following applies:

1.	You Have the Right to Stop Payment

If you have arranged in advance for automatic payments or preauthorized transfers initiated with us from your Demand Notes (and not initiated from a third party), you have the right to stop payment. Here’s how:

You can call the Processing Agent at 1-800-684-8823 or write the Processing Agent at GMAC Demand Notes, Mellon Bank, N.A., c/o Mellon Investor Services, P.O. Box 3425, South Hackensack, New Jersey 07606-3425 so that the Processing Agent receives your request 3 Business Days or more before the payment or transfer is scheduled. If you call, we may also require you to present your request in writing and get it to the Processing Agent within 14 days after your call.

If these regular payments or transfers may vary in amount, we will tell you, 10 days before each payment or transfer, when it will be made and how much it will be (other than monthly interest ACH redemptions). (You may choose instead to get this notice only when the payment or transfer would differ by more than a certain amount from the previous payment or transfer, or when the amount would fall outside certain limits that you set.)

2.	Liability for Failure to Stop Payment of a Transfer You Previously Authorized

If you order us to stop one of these payments 3 Business Days or more before the transfer is scheduled, and we do not do so, we will be liable to you for those losses or damages provided by law.

Our Business Days

For purposes of the Demand Notes Program, a “Business Day” is a day on which Mellon Bank, N.A., the Processing Agent, and the Federal Reserve Bank of Cleveland are open for business. In general, Business Days are Monday through Friday. Holidays are not included.

Documentation

You will receive a monthly statement from the Processing Agent with respect to your Demand Notes showing all electronic transfers that have been made.

If you have arranged to have transfers made at least once every 60 days from the same person or company, you can call us at the customer service number shown on your statement to find out whether the transfer has been made. In addition, you can also check your statement by accessing the Demand Notes website at www.demandnotes.com.

Our Liability for Failure to Make Transfers

If we do not complete a transfer on time or in the correct amount according to our agreement with you, we will be liable for those damages that the law allows in such cases.

However, there are some exceptions. We will not be liable, for instance, if, through no fault of ours, you do not have enough money to make the transfer, or if circumstances beyond our control (such as fire or flood) prevent the transfer, despite reasonable precautions that we have taken. The list of examples set out in this paragraph is meant to illustrate circumstances under which we would not be liable for failing to make a transfer and is not intended to list all of the circumstances where we would not be liable.

Your Liability

If your statement shows transfers that you did not make, tell us AT ONCE. If you do not tell us within 60 days after a statement showing such a transfer was mailed to you, you may not get back any money you lost after the 60 days if we can prove that we could have stopped someone from making the unauthorized transfer if you had told us in time. If a good reason (such as a long trip or hospital stay) kept you from telling us, we will extend the time periods.

Confidentiality

We will disclose information to third parties about the transfers you make: (i) where it is necessary for completing transfers, (ii) in order to verify the condition of your Demand Notes for a third party, (iii) in order to comply with government agency or court orders, or (iv) if you give us your written permission. In addition, under Massachusetts law, any documentation provided to a consumer which indicates that an electronic funds transfer was made to another person is admissible as evidence of such transfer and constitutes primafacie proof that the transfer was made. If we provide any documentation pursuant to Massachusetts law, we will send written notice within 10 days of disclosure that the information on the transfer was disclosed.

How to Contact Us About an Unauthorized Transfer

If you believe that someone has transferred or may transfer money without your permission, call or write to us at:

GMAC Demand Notes, Mellon Bank, N.A., c/o Mellon Investor Services, P.O. Box 3425, South Hackensack,

New Jersey 07606-3425, Telephone Number 1-800-684-8823.

In Case of Errors or Questions About Your Statement or Transfer Record

Call the Processing Agent at 1-800-684-8823 or write the Processing Agent at GMAC Demand Notes, Mellon Bank, N.A., c/o Mellon Investor Services, P.O. Box 3425, South Hackensack, New Jersey 07606-3425 as soon as you can if you think your statement or transfer record is incorrect, or if you need more information about a transfer listed on the statement or receipt. We must hear from you no later than 60 days after we send you the FIRST statement on which the problem or error appeared.

•	Tell us your name.

•	Describe the error of the transfer you are uncertain about, and explain as clearly as you can why you believe it is an error or why you need more information.

•	Tell us the dollar amount of the suspected error.

If you tell us in person or by telephone, we may require that you send your complaint or question to us in writing within 10 Business Days.

We will determine whether an error occurred within 10 Business Days after we hear from you and will correct any error promptly. If we need more time, however, we may take up to 45 days to investigate any complaint or question. If we decide to do this, you will receive a recredit within 10 Business Days for the amount you think is in error, so that you will have the use of the money during the time it takes to complete our investigation. Such recrediting is referred to as a provisional recredit. If we ask you to put your complaint or question in writing and we do not receive it within 10 Business Days, we will not be required to issue a provisional recredit for the transfer that was the subject of your complaint.

For errors involving new customers, we may take up to 90 days to investigate your complaint or question and we may take up to 20 business days to issue a credit for the amount you think is in error.

We will tell you the results within 3 business days after completing our investigation. If we find there was no error, we will send you a written explanation. You may ask for copies of the documents that we used in our investigation. If we issued a provisional recredit, we may take back the amount of any credit if we find that an error did not occur.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be incurred in connection with the offering described in the Registration Statement:

Securities and Exchange Commission registration fee	$380,100
Fees and expenses of Trustee	5,000
Printing Registration Statement, Prospectus and other documents	90,000
Legal fees and expenses	15,000
Accountants’ fees	15,000
Miscellaneous expenses	70,000

Total	$575,100

Item 15.    Indemnification of Directors and Officers.

Under Section 145 of the Delaware Corporation Law, the Company is empowered to indemnify its directors and officers in the circumstances therein provided.

The Company’s Certificate of Incorporation, as amended, provides that no director shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174, or any successor provision thereto, of the Delaware Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Under Article VI of its By-Laws, the Company shall indemnify and advance expenses to every director and officer (and to such person’s heirs, executors, administrators or other legal representatives) in the manner and to the full extent permitted by applicable law as it presently exists, or may hereafter be amended, against any and all amounts (including judgments, fines, payments in settlement, attorneys’ fees and other expenses) reasonably incurred by or on behalf of such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), in which such director or officer was or is made or is threatened to be made a party or is otherwise involved by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee, fiduciary or member of any other corporation, partnership, joint venture, trust, organization or other enterprise. The Company shall not be required to indemnify a person in connection with a proceeding initiated by such person if the proceeding was not authorized by the Board of Directors of the Company. The Company shall pay the expenses of directors and officers incurred in defending any proceeding in advance of its final disposition (“advancement of expenses”); provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under Article VI of the By-Laws or otherwise. If a claim for indemnification or advancement of expenses by an officer or director under Article VI of the By-Laws is not paid in full within ninety days after a written claim therefor has been received by the Company, the claimant may file suit to recover the unpaid amount of such claim, and if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Company shall have the burden of proving that the claimant was not entitled to the requested indemnification or advancement of expenses under applicable law. The rights conferred on any person by Article VI of the By-Laws shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Company’s Certificate of Incorporation or By-Laws, agreement, vote of stockholders or disinterested directors or otherwise. The Company’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another corporation, partnership, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, organization or other enterprise.

As a subsidiary of General Motors Corporation, the Company is insured against liabilities which it may incur by reason of the foregoing provisions of the Delaware General Corporation Law and directors and officers of the Company are insured against some liabilities which might arise out of their employment and not be subject to indemnification under said General Corporation Law.

Pursuant to resolutions adopted by the Board of Directors of General Motors Corporation, that company to the fullest extent permissible under law will indemnify, and has purchased insurance on behalf of, directors or officers of the Company, or any of them, who incur or are threatened with personal liability, including expenses, under the Employee Retirement Income Security Act of 1974 or any amendatory or comparable legislation or regulation thereunder.

Item 16.    Exhibits.

2		Complete text of Demand Notes Program.*

4		Form of Indenture, dated as of October 15, 1985, between the Company and Comerica Bank, Trustee incorporated by reference to Registration Statement No. 2-99057.

4	(a)	First Supplemental Indenture, dated as of April 1, 1986, between the Company and Comerica Bank, Trustee incorporated by reference to Registration Statement No. 33-4661.

4	(b)	Second Supplemental Indenture, dated as of June 24, 1986, between the Company and Comerica Bank, Trustee incorporated by reference to Registration Statement No. 33-6717.

4	(c)	Third Supplemental Indenture, dated as of February 15, 1987, between the Company and Comerica Bank, Trustee incorporated by reference to Registration Statement No. 33-12059.

4	(d)	Fourth Supplemental Indenture, dated as of December 1, 1988, between the Company and Comerica Bank, Trustee incorporated by reference to Registration Statement No. 33-26057.

4	(e)	Fifth Supplemental Indenture, dated as of October 2, 1989, between the Company and Comerica Bank, Trustee incorporated by reference to Registration Statement No. 33-31596.

4	(f)	Sixth Supplemental Indenture, dated as of January 1, 1998, between the Company and U.S. Bank
Trust National Association, Successor Trustee incorporated by reference to Registration Statement
No. 333-56431.

4	(g)	Seventh Supplemental Indenture, dated as of June 15, 1998, between the Company and U.S. Bank
Trust National Association, Successor Trustee incorporated by reference to Registration Statement
No. 333-56431.

5		Opinion and Consent of Davis Polk & Wardwell.*

12		Calculation of Ratio of Earnings to Fixed Charges.*

23	(a)	Consent of Deloitte & Touche LLP.

23	(b)	Consent of Counsel included in Exhibit 5.*

25		Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of U.S. Bank Trust National Association.*

*	Previously filed.

Item 17.    Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors and officers of the Company pursuant to the provisions discussed in Item 15 above, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director or officer of the Company in the successful defense of any action, suit or proceeding) is asserted by such director or officer in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, General Motors Acceptance Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, and State of Michigan, on the 22nd day of October, 2004.

GENERAL MOTORS ACCEPTANCE CORPORATION

By:	/S/ ERIC A. FELDSTEIN
(Eric A. Feldstein, Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on October 22, 2004 by the following persons in the capacities indicated.

Signature	Title

/S/ ERIC A. FELDSTEIN (Eric A. Feldstein)	Chairman and Director

/S/ WILLIAM F. MUIR (William F. Muir)	President and Director

/s/ SANJIV KHATTRI (Sanjiv Khattri)	Executive Vice President, Chief Financial Officer and Director

/S/ LINDA K. ZUKAUCKAS (Linda K. Zukauckas)	Vice President and Corporate Controller

/S/ RICHARD J. S. CLOUT (Richard J. S. Clout)	Executive Vice President and Director

/S/ JOHN E. GIBSON (John E. Gibson)	Executive Vice President and Director

/S/ W. ALLEN REED (W. Allen Reed)	Director and Audit Committee Chairman

/S/ WALTER G. BORST (Walter G. Borst)	Director and Audit Committee Member

/S/ JOHN M. DEVINE (John M. Devine)	Director and Audit Committee Member

/S/ GARY L. COWGER (Gary L. Cowger)	Director

/S/ G. RICHARD WAGONER, JR. (G. Richard Wagoner, Jr.)	Director

EXHIBIT INDEX

Exhibit
2	Complete text of Demand Notes Program*

4	Form of Indenture, dated as of October 15, 1985, between the Company and Comerica Bank, Trustee incorporated by reference to Registration Statement No. 2-99057

4(a)	First Supplemental Indenture, dated as of April 1, 1986, between the Company and Comerica Bank, Trustee incorporated by reference to Registration Statement No. 33-4661

4(b)	Second Supplemental Indenture, dated as of June 24, 1986, between the Company and Comerica Bank, Trustee incorporated by reference to Registration Statement No. 33-6717

4(c)	Third Supplemental Indenture, dated as of February 15, 1987, between the Company and Comerica Bank, Trustee incorporated by reference to Registration Statement No. 33-12059

4(d)	Fourth Supplemental Indenture, dated as of December 1, 1988, between the Company and Comerica Bank, Trustee incorporated by reference to Registration Statement No. 33-26057

4(e)	Fifth Supplemental Indenture, dated as of October 2, 1989, between the Company and Comerica Bank, Trustee incorporated by reference to Registration Statement No. 33-31596

4(f)	Sixth Supplemental Indenture, dated as of January 1, 1998, between the Company and U.S. Bank Trust National Association, Successor Trustee incorporated by reference to Registration Statement No. 333-56431

4(g)	Seventh Supplemental Indenture, dated as of June 15, 1998, between the Company and U.S. Bank Trust National Association, Successor Trustee incorporated by reference to Registration Statement No. 333-56431

5	Opinion and Consent of Davis Polk & Wardwell*

12	Calculation of Ratio of Earnings to Fixed Charges*

23(a)	Consent of Deloitte & Touche LLP.

23(b)	Consent of Counsel included in Exhibit 5*

25	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of U.S. Bank Trust National Association*

*	Previously filed.